Exhibit 2

                                     FORM OF

                            STOCK PURCHASE AGREEMENT

This agreement entered into this 25th day of February 2002 by and between
Nu-Horizons Marketing Corp as SELLER and Printvillage Inc. by, Michael Choo as
BUYERS and Tokn Inc. company, by its directors.

Purpose of this agreement is to transfer management of the company and stock control from SELLER to BUYER.

The BUYER desires to purchase 10 million common shares of the company, which shall be not less than 2/3 of the total shares outstanding shares of the company. Total shares issued are 14,970,424 shares.

The price for said shares is $89,995.

There shall be an earnest money deposit of $ 10,000 paid to SELLER prior to
BUYER examination of due diligence of the company.

                                   CONDITIONS

Upon payment in full; the SELLER shall produce current financial statements, tax returns, books and records, shareholders lists, letter of opinion from company council, good standing of corporation, tender all director resignations, install new directors of BUYERS choice, Waiver of any and all monies due officers and or directors, including corporate minutes ratifying all transfers, etc.

Further SELLER warrants that at closing date company balance sheet shall reflect
a 0 balance sheet.

Attorney in fact for the company shall warrant the financial condition and the legal condition has not changed since the last dated letters from accountants and legal council.

Any default of any payment as scheduled above by BUYER voids this agreement and any payments paid shall be considered as damages and there shall be no refund of any payment made to that date.

SELLER may cancel this contract at any time in the event SELLER concludes that
BUYER will be unable to make payments as scheduled above. All monies paid in at that date should be considered as damages to SELLER.

This agreement shall be construed in accordance with the laws of the state of
Illinois.

Closing will take place at and date by mutual consent.

Date: 2-25-02

/s/ Michael Choo, President
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BUYER

/s/ Chuck Hoffman, President
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SELLER